January 13, 2011

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ref:         A & J Venture Capital Group, Inc.
File Ref. No. 333-146441

We have read the statements that we understand A & J Venture Capital Group,, Inc. have been included under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,
/s/ R.R. Hawkins & Associates International a PC
Certified Public Accountants

Los Angeles, California

Corporate Headquarters
5777 W. Century Blvd.  , Suite No. 1500
Los Angeles, CA 90045
T: 310.553.5707  F: 310.553.5337
www.rrhawkins.com